Exhibit 99.1

NEWS RELEASE

Albany International Announces Anticipated Charge for

Revision in Estimated Contract Profitability

Sets Q2 Earnings Release and Webcast Dates

Rochester, New Hampshire, July 13, 2017 – Albany International Corp. (NYSE:AIN) announced today that it expects to record a second-quarter pre-tax charge of approximately $16 million associated with revisions in the estimated profitability of two contracts in the Albany Engineered Composites segment (AEC). The charge is principally due to second-quarter 2017 downward revisions of estimated customer demand for the components manufactured by AEC related to the two contracts.

As previously disclosed, AEC has a contract for the manufacture of composite components for the Rolls-Royce BR 725 engine, which powers Gulfstream’s G-650 business jet. The contract obligates AEC to supply these components for the life of the BR 725 program.

During the second quarter of 2017, the Company revised its estimate of the profitability of this contract and determined that an additional charge of approximately $10 million should be recorded as a provision for anticipated losses through the end of the program. The charge is driven primarily by a reduction in the estimated future demand for these components. The Company previously recorded a charge of $14 million in the second quarter of 2015 for this program, including $11 million for the write-off of development costs for nonrecurring engineering and tooling, and $3 million for anticipated future losses.

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

AEC’s subsidiary, Albany Aerospace Composites LLC, has a contract for the manufacture of composite struts for the Airbus A380, under which it is obligated to supply composite wing box struts through 2020 and floor beam struts through 2023. During the second quarter of 2017, the Company revised its estimate of the profitability of this contract and determined that a charge of approximately $6 million should be recorded as a provision for anticipated losses through contract completion. The revision is driven by a decrease in estimated demand for these components during the contract term, as well as by program inefficiencies.

The estimated total charge of $16 million for both contracts will be included in Cost of goods sold for the AEC segment.

CEO Joseph Morone said, “Unlike AEC’s key growth and legacy programs, these two programs are exposed to the weakest segments in the commercial aerospace market – business jets and super wide-bodies. We do not consider either program to be strategic or material to AEC’s growth prospects. Their combined revenue in Q1 2017 was $1.1 million. We are meeting customer expectations in both programs, but because of very challenging legacy contracts, we lost money on both in Q1 2017 and had been expecting both programs to continue to lose money for several more years before turning profitable. Because of the new and significant reductions in estimated customer demand for these two programs, coupled with changes in our estimates of their costs, we now project that both programs will lose money over the life of their contracts. As a result, we are required to record the total projected losses over the life of these two contracts in the current quarter.

“In our first quarter earnings release, I said that AEC was on track for full-year revenue growth between 25% and 35%, coupled with gradually improving Adjusted EBITDA as a percentage of sales.

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

I also said that there is more upside than downside risk to our current estimate of $450 million to $500 million revenue potential by 2020, as well as potential for substantial growth beyond 2020. While the recording of these projected future losses will obviously have a material impact on Q2 results, our outlook for AEC– both in 2017 and beyond – remains unchanged.”

The Company will release second-quarter 2017 financial results after the close of the market on August 1, 2017, and it will host a webcast to discuss earnings at 9:00 a.m. Eastern Time on August 2, 2017. Interested parties are invited to listen to the webcast via the Company’s Investor Relations website at www.albint.com. A replay of the webcast will be available on the website at approximately noon Eastern Time on August 2.

This release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in Albany’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from Albany’s historical experience and our present expectations or projections. Forward-looking statements in this release include, without limitation, statements about estimated contract profitability and the likelihood, amount, and timing of other cash and noncash charges. Such statements are based on current expectations, and Albany undertakes no obligation to publicly update or revise any forward-looking statements.

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

# # #

Contacts:

Investors	Media
John Cozzolino, 518-445-2281	Heather Kralik, 801-505-7001
john.cozzolino@albint.com	heather.kralik@albint.com